854 Putnam NY Tax Exempt Opportunities Fund
5/31/03 Semi Annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	3,451
Class B	1,342
Class C	  104

72DD2 (000s omitted)

Class M	    47

73A1

Class A	0.223145
Class B	0.193961
Class C	0.187784

73A2
Class M 0.209489

74U1 (000s omitted)

Class A	15,475
Class B     6,858
Class C	      545

74U2 (000s omitted)

Class M      227

74V1

Class A	9.18
Class B	9.17
Class C	9.20

74V2

Class M	9.17